Schedule 6
                                   Schedule 8

DATED                                                                       1998
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(1)   MOTOROLA LIMITED

(2)   SA MOTOROLA NV

(3)   MOTOROLA ELECTRONIC GMBH

(4)   MOTOROLA SA

(5)   RSL COMMUNICATIONS LTD


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                           RESTATED UMBRELLA AGREEMENT

================================================================================


                                    OLSWANG

                                  90 Long Acre
                                 London WC2E 9TT
                               Tel: 0171-208 8888
                               Fax: 0171-208 8800
                          email: olsmail@olswang.co.uk
                               Ref:THP/JSG/6240-5

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                                    CONTENTS

Clause                                                                    Page

1.    DEFINITIONS AND INTERPRETATION.........................................2

      CONDITION PRECEDENT...................................................14

2.    AGREEMENT FOR SALE....................................................15

3.    PRICE.................................................................17

4.    COMPLETION............................................................17

5.    EMPLOYEES AND PENSIONS................................................22

6.    TRANSFER TAXES........................................................22

7.    FACILITIES AFTER COMPLETION...........................................22

8.    WARRANTIES BY THE SELLERS.............................................22

9.    LIMITATIONS ON SELLERS' LIABILITY.....................................24

10.   PROTECTION OF THE BUYER...............................................25

11.   ANNOUNCEMENTS.........................................................27

12.   COSTS.................................................................27

13.   COMMUNICATIONS........................................................27

14.   MUTUAL GUARANTEE AND INDEMNITY........................................28

15.   ENTIRE AGREEMENT AND SCHEDULES........................................31

16.   ASSIGNMENT............................................................32

17.   NAME..................................................................33

18.   RESTRICTIVE TRADE PRACTICES...........................................33

19.   WAIVER................................................................34

20.   MODIFICATIONS.........................................................34

21.   COUNTERPARTS..........................................................34

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22.   EFFECT OF COMPLETION..................................................34

23.   INVALIDITY............................................................35

24.   FURTHER ASSURANCE AND ASSISTANCE......................................35

25.   EQUIPMENT.............................................................36

26.   ONGOING RELATIONSHIP..................................................36

27.   PROPER LAW............................................................37

SCHEDULE 1..................................................................38
      PART A................................................................38
      UK Business...........................................................38
      PART 1................................................................38
      Senior Employees......................................................38
      PART 2................................................................38
      Other Employees.......................................................38
      PART B................................................................39
      PART 1................................................................39
      Senior Employees......................................................39
      PART 2................................................................39
      Other Employees.......................................................39
      PART C................................................................40
      French Business.......................................................40
      PART 1................................................................40
      Senior Employees......................................................40
      PART 2................................................................40
      Other Employees.......................................................40
      PART D................................................................41
      Belgian Business......................................................41
      PART 1................................................................41
      Senior Employees......................................................41
      PART 2................................................................41
      Other Employees.......................................................41

SCHEDULE 2..................................................................42
      PART A................................................................42
      UK Business...........................................................42
      Excluded Assets.......................................................42
      PART B................................................................43
      German Business.......................................................43
      Excluded Assets.......................................................43
      PART C................................................................44
      French Business.......................................................44

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      Excluded Assets.......................................................44
      PART D................................................................45
      Belgian Business......................................................45
      Excluded Assets.......................................................45

SCHEDULE 3..................................................................46
      PART A................................................................46
      UK Business...........................................................46
      PART B................................................................46
      German Business.......................................................46
      Fixed Assets..........................................................46
      PART C................................................................46
      French Business.......................................................46
      Fixed Assets..........................................................46
      PART D................................................................46
      Belgian Business......................................................46
      Fixed Assets..........................................................46

SCHEDULE 4..................................................................47
      PART A................................................................47
      UK Business...........................................................47
      Industrial Property Rights............................................47

      PART B................................................................48
      German Business.......................................................48
      Industrial Property Rights............................................48

      PART C................................................................49
      French Business.......................................................49
      Industrial Property Rights............................................49

      PART D................................................................50
      Belgian Business......................................................50
      Industrial Property Rights............................................50

SCHEDULE 5

SCHEDULE 6
      Completion Statement..................................................52

SCHEDULE 7
      PART A................................................................56
      Allocation of Price...................................................56
      UK Business...........................................................56
      PART B................................................................57
      German Business.......................................................57
      PART C................................................................58

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      French Business.......................................................58
      PART D................................................................59
      Belgian Business......................................................59

SCHEDULE 8
      Agreed Form Documents.................................................60

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THIS AGREEMENT is made the 14th day of August 1998

BETWEEN:

(1) MOTOROLA LIMITED (Company No. 912182) whose registered office is at Jays Close, Viables Industrial Estate, Basingstoke, Hampshire RG22 4PD ("Motorola Limited");

(2) SA MOTOROLA NV whose principal place of business is at Excelsiorlaan 89-1930, Zaventem, Belgium; Brussels Commercial Registry No. 379.427, represented by Robert Sroka ("Motorola NV");

(3) MOTOROLA ELECTRONIC GMBH having an office at 47 Hagenauer Strasse, Wiesbaden, Germany ("Motorola GmbH");

(4) MOTOROLA SA whose registered office is at 1 Boulevard Victor, B.P. 568, 75726 Paris Cedex 15, registered with the Registry of Commerce and Companies of Paris under number B712030113 ("Motorola SA"); and

(5) RSL COMMUNICATIONS LTD whose principal place of business is at Clarendon House, Church Street, Hamilton HM CX Bermuda ("Buyer").

WHEREAS the parties originally signed an umbrella agreement on 25 June 1998 ("Original Umbrella Agreement"). This Agreement incorporates certain variations to the Original Umbrella Agreement.

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IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 Words and expressions in this Agreement, the Business Sale Agreements and the Schedules have the following meanings unless the context requires otherwise:

      "Accounts"                    the pro forma financial statements
                                    (incorporating a statement of net assets, a statement of income and notes thereto) of the Business as at 31 December 1997;

      "Accounting Date"             31 December 1997;

      "Agreed Form"                 the form of documents agreed between the
                                    parties to this Agreement and either
                                    initialled by them or appended for
                                    identification and which are listed in
                                    Schedule 8;

      "Assets" all the property and assets and rights of each of the Sellers used in the conduct of the relevant Business as at the Effective Date, other than the Excluded Assets, but including (without limitation) the Customer Contracts, the Business Contracts, the Customer Lists, the Debts, the Fixed Assets, the Goodwill, the Industrial Property Rights, the Stock and the benefit of the Sellers' Rights and all work in progress;

      "Belgian Business"            the business of the resale of cellular
                                    airtime services and the sale and
                                    distribution of Motorola


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                                    cellular telephones and related products
                                    carried on in Belgium at the Effective Date by the division of SA Motorola NV trading under the name "Motorola Tel.co" which, for the avoidance of doubt, includes the Employees set out in Part D of Schedule 1;

      "Belgian Business Sale        the agreement in the Agreed Form in respect
       Agreement"                   of the sale by SA Motorola NV of the Belgian
                                    Business and annexed hereto marked "D";

      "Business"                    the UK Business, the German Business, the
                                    French Business and the Belgian Business, together;

      "Business Contracts"          the contracts in respect of the relevant
                                    part of the Business entered into by the relevant Seller with suppliers for the supply of goods or services to the relevant
                                    Seller in connection with the relevant part of the Business which remain to be performed in whole or in part at the Effective Date as specified in each of the Business Sale
                                    Agreements;

      "Business Sale Agreements"    the UK Business Sale Agreement, the German
                                    Business Sale Agreement, the French Business
                                    Sale Agreement and the Belgian Business Sale
                                    Agreement, together;

      "Buyer's Accountants"         Deloitte Touche Tohmatsu International of
                                    Hill House, 1 Little New Street, London EC4A
                                    3TR;


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      "Buyer's Group"               the Buyer and any body corporate which is
                                    from time to time a wholly-owned subsidiary of the Buyer;

      "Buyer's Solicitors"          Field, Fisher Waterhouse of 41 Vine Street,
                                    London EC3N 2AA;

      "Cash Balances"               cash in hand or credited to an account with
                                    a bank and securities with a maturity of less than one year;

      "Completion"                  completion of the sale and purchase of the
                                    Business and the Assets (other than the
                                    French Business and Assets) or completion of the sale and purchase of the French
                                    Business and Assets, as the context
                                    requires, in each case in accordance with the terms of this Agreement, in particular the matters referred to in Clauses 4.2 and 4.3, and the Business Sale Agreements;

      "Completion Statement"        the accounts prepared in accordance with
                                    Schedule 6;

      "Companies Acts"              the United Kingdom Companies Act 1985 and
                                    the United Kingdom Companies Act 1989;

      "Contracts"                   the Business Contracts and the Customer
                                    Contracts together;

      "Customer"                    an individual corporate or other entity who
                                    has entered into a contract with one of the Sellers providing access to a cellular network;


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

      "Customer Contracts"          the current contracts (whether in writing
                                    or not) of the Sellers with Customers in relation to the Business under which the Customer has access to or airtime on a network through the Sellers with or without the supply of handsets which remain to be performed in whole or in part at the Effective Date and in the case of a corporate customer shall be deemed to be a separate contract in respect of each individual subscriber;

      "Customer List"               the list of customers of the relevant Seller
                                    in relation to the relevant part of the
                                    Business;

      "Debts" the aggregate amount of all debts owed to the Sellers in connection with the Business at the Effective Date including, without limitation, trade debtors, commissions receivable, payments in advance, trade bills receivable, retrospective network bonus accruals, prepaid expenses, accrued income, unbilled call accruals, retrospective rebates and over payments and other debtors;

      "Deed on Limitation of        the deed in the Agreed Form to be
       Liabilities"                 executed on Completion between, inter alia,
                                    the parties to this Agreement limiting the aggregate liability of the Sellers;

      "Default Interest Rate"       the interest rate of three per cent per
                                    annum above the base rate of Barclays Bank plc for the time


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                                    being prevailing, such interest to be
                                    calculated on a daily basis with monthly rests;

      "Disclosure Letter"           the disclosure letters each in the Agreed
                                    Form dated with the same date as the
                                    Original Umbrella  Agreement from the
                                    relevant Seller to the Buyer disclosing
                                    various facts and matters relating to the Warranties given by the relevant Seller and all annexures to that letter;

      "Distribution Agreement"      the distribution agreement in the Agreed
                                    Form to be executed on Completion between Motorola Limited and the Buyer relating to the distribution of cellular telephone handsets and associated accessories offered to the Buyer or a member of the Buyer's
                                    Group;

      "Effective Date"              the close of business on the business day
                                    immediately preceding Completion;

      "Employees"                   all the employees of the relevant Seller
                                    named in Schedule 1;

      "Excluded Assets"             the assets used by the relevant Seller in
                                    connection with the relevant part of the Business listed in Schedule 2 which are excluded from the sale to the Buyer;

      "Excluded Liabilities"        all liabilities and obligations of any
                                    nature of any of the Sellers other than the Liabilities including without limitation:


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                                    a.   any liabilities relating to litigation
                                         or other claims arising, or relating to
                                         the conduct of the Business, before
                                         Completion;

                                    b.   any liabilities of the Sellers to any
                                         member of the Group;

                                    c.   any liabilities in respect of taxation
                                         (including VAT and salary related
                                         taxes) relating to any period up to
                                         Completion;

                                    d.   all costs and expenses incurred by the
                                         Sellers in connection with the
                                         negotiation, execution or performance
                                         of this Agreement, the Business Sale
                                         Agreements and all ancillary documents;

                                    e.   any liabilities to Employees incurred
                                         prior to the Effective Date save as
                                         specifically provided in the Business
                                         Sale Agreements and including, for the
                                         avoidance of doubt, any loyalty or
                                         success payments relating to this
                                         transaction;

                                    f.   the Warranties and all other
                                         liabilities and obligations of the
                                         Sellers under this Agreement, the
                                         Business Sale Agreements and all
                                         ancillary documents;

      "Facilities Agreements"       the agreements in the Agreed Form in respect
                                    of services and facilities to be made
                                    available to the


                                       7
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                                    Buyer or its subsidiaries by the relevant
                                    Seller in respect of the relevant part of the Business;

      "Fixed Assets"                the plant, machinery, equipment, fixtures,
                                    fittings, vehicles and other objects used by the relevant Seller in connection with the relevant part of the Business including those listed in Schedule 3;

      "French Business"             the business of the resale of cellular
                                    airtime services and the sale and
                                    distribution of Motorola cellular telephones and related products carried on by Motorola
                                    SA in France at the Effective Date under the name "Motorola Tel.co" which, for the avoidance of doubt, includes the Employees set out in Part C of Schedule 1;

      "French Business Sale         the agreement in the Agreed Form in respect
       Agreement"                   of the sale by SA Motorola of the French
                                    Business and annexed hereto marked "C";

      "French Provisional Price"    US$8.1 million if both the FT Contract and
                                    the SFR Contract (each as defined in Clause
                                    2.5) are assigned and/or novated, 60% of that amount if only the FT Contract is assigned or novated or 40% of that amount if only the SFR Contract is assigned or novated;

      "German Business"             the business of the resale of cellular and
                                    fixed wire airtime services and the sale and distribution of Motorola cellular telephones and related products carried on by Motorola
                                    Electronic GmbH in


                                       8
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                                    Germany at the Effective Date under the name
                                    "Motorola Tel.co" which, for the avoidance of doubt, includes the Employees set out in Part B of Schedule 1;

      "German Business Sale         the agreement in the Agreed Form in respect
       Agreement"                   of the sale by Motorola Electronic GmbH of
                                    the German Business and annexed hereto
                                    marked "B";

      "Goodwill"                    the goodwill of the Sellers in relation to
                                    the Business together with the exclusive right for the Buyer or its assignee to represent itself as carrying on the Business in succession to the Sellers and the name
                                    "Tel.co" and any name used exclusively by the Sellers in relation to the Business, including, without limitation, the names listed in Schedule 4 (but for the avoidance of doubt not including the name "Motorola" or any other name confusingly similar thereto or any other name not exclusively associated with the Business);

      "Group" each of the Sellers and any company which is a Holding Company or a Subsidiary of any of the Sellers or a Subsidiary of that Holding Company;

      "Holding Company"             a holding company as defined in Sections
                                    736 and 736A of the Companies Act 1985 or the equivalent under laws outside the UK where the company is incorporated outside the UK;


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


      "Industrial Property Rights"  all industrial and intellectual property rights of any of the Sellers used in or for the purposes of the Business whether or not registered including (without limitation) patents, trade marks, service marks, trade names, registered design and any applications for the protection or registration of those rights listed in
                                    Schedule 4 and the copyright in all
                                    drawings, plans, specifications, designs and other documents and including any computer programs owned by any of the Sellers and used in or for the purposes of the Business and all know-how and confidential information so owned and used, and including the exclusive right for the Buyer or its assignee to represent itself as carrying on the Business in succession to the Sellers and the name "Tel.co" and any name used exclusively by the Sellers in relation to the Business, including, without limitation, the names listed in Schedule 4 (but for the avoidance of doubt not including the name "Motorola" or any other name confusingly similar thereto or any other name not exclusively associated with the Business);

      "Liabilities"                 the liabilities of the Sellers in relation
                                    to the Business as at the Effective Date as recorded in the Accounts or incurred in the ordinary course of the Business since the Accounting Date including, without limitation, liabilities arising under the
                                    Contracts, but excluding the Excluded
                                    Liabilities;

      "Net Liabilities"             the net liabilities of the Sellers relating
                                    to the Business being their Liabilities less the Debts as determined in the Completion
                                    Statement;

      "Price" the price of the Business and the Assets as set out in Clause 3.1 and Schedule 6;

      "Provisional Price"           US$68.1 million paid by the Buyer pursuant
                                    to Clause 3.2;

      "Sellers"                     Motorola Limited, SA Motorola NV, Motorola
                                    Electronic GmbH and Motorola SA, together, and "Seller" shall mean any one of them;

      "Sellers' Accountants"        KPMG (International);

      "Sellers' Rights"             all rights and claims of any of the Sellers
                                    against any third party in relation to the Business (whether or not accrued and enforceable at the Effective Date) under any warranties or conditions or guarantees or indemnities (whether express or implied) existing at the Effective Date in favour of any of the Sellers or otherwise in relation to the Business;

      "Sellers' Solicitors"         Olswang, 90 Long Acre, London WC2E 9TT;

      "Senior Employee"             all senior employees of the relevant Seller
                                    named in Parts A, B, C and D of Parts 1 of
                                    Schedule 1;

      "Stock" all and any of the stock-in-trade including raw materials, finished goods, work in progress and all packaging, packaging materials and spare materials or goods owned or used by any of the Sellers at the Effective Date for the purposes of or in connection with the Business including those items subject to reservation of title by the sellers which are under the control of any of the Sellers;

      "Subsidiary"                  a subsidiary as defined in Sections 736 and
                                    736A of the Companies Act 1985 or the
                                    equivalent under laws outside the UK where the company is incorporated outside the UK;

      "Third Party Consents"        licences or consents or waivers required
                                    from third parties for the effective
                                    transfer or assignment or novation in favour of the Buyer of any of the Assets;

      "Trade Mark Licence"          the four trade mark licences to be executed
                                    on Completion between Motorola Inc and the Buyer in the Agreed Form (or such other member of the Buyer's Group that may be nominated by the Buyer to purchase a Business);

      "UK Business"                 the business of the resale of cellular
                                    airtime services and the sale and
                                    distribution of Motorola cellular telephones and related products carried on by Motorola
                                    Limited in the UK, at the Effective Date under the name "Motorola Tel.co" which, for the avoidance of doubt, includes the Employees set out in Part A of Schedule 1;

      "UK Business Sale Agreement"  the agreement in the Agreed Form in respect of the sale by Motorola Limited of the UK
                                    Business and annexed hereto marked "A"; and

      "Warranties"                  the warranties set out in Clause 8 and in
                                    respect of each of the Sellers as set out in
                                    Schedule 1 of each Business Sale
                                    Agreement.

1.2 Unless the context requires otherwise words in the singular include the plural and vice versa and words for any gender shall include all genders. Reference to persons includes a body corporate.

1.3 Other than in the case of the Warranties, reference to any statute or statutory provision includes a reference to statutory instruments and orders made further to it and includes consolidations or amendments or modifications or re-enactments.

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Unless otherwise stated a reference to a clause or a schedule or a party is a reference to a Clause in or a Schedule or a party to this Agreement.

1.6 Reference to writing includes any method of reproducing words in a legible and non-transitory form.

1.7 Unless the context requires otherwise any period of time from a specified date or day shall be calculated exclusive of that date or day.


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

      CONDITION PRECEDENT IN RELATION TO THE FRENCH BUSINESS

1A In relation to the sale and purchase of the French Business, this Agreement shall become unconditional in all respects upon the earlier of 31 October 1998 (or such other date as may be agreed between Motorola SA and the Buyer) and the date that Motorola SA procures the assignment or novation, to the reasonable satisfaction of the Buyer, to the Buyer or any member of the Buyer's Group as the Buyer may direct of either the contract between Motorola SA and Societe Francaise du Radiotelephone ("SFR") or the contract between Motorola SA and France Telecom ("FT").

1B Motorola SA and the Buyer agree to use their best endeavours to procure the satisfaction of the condition as soon as reasonably practicable.

1C Motorola SA undertakes that during the conditionality period set out above, it shall not solicit or negotiate with any other party with respect to the sale of the French Business or any part of it.

1D Motorola SA shall manage the process in liaising with SFR and FT and the Buyer shall provide all such assistance as Motorola SA shall reasonably require in this regard.

1E Motorola SA and the Buyer agree that in the event that either or both of the network operators shall refuse to execute any contractual assignment of Customers of the French Business they shall in good faith explore until 31 October 1998 (or such other date as may be agreed between Motorola SA and the Buyer) the possibility of the Buyer acting as reseller of Motorola SA's services in relation to that network operator or operators. If the relevant contractual arrangements allow for the Buyer to act as a reseller in this circumstance to the reasonable satisfaction of both parties, the Buyer shall act as the agent of Motorola SA in providing as far as practicable a normal service to those Customers. The Buyer shall pay to Motorola SA a fee equal to 0.01% of the net margins derived from the Customers to whom this service is being provided for the duration of the Customer Contract and the parties will in good faith as a precondition to those provisions coming


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

      into effect negotiate the amount which the Buyer shall pay to Motorola SA for receiving the benefit of the income derived from those Customer Contracts.

1F In the event that the Buyer is unable to act as a reseller in respect of those Customers who are the subject of a network agreement which is not to be assigned to the Buyer, those Debts in respect of those Customers will not form part of the "Debts" and the Buyer shall act as the agent of Motorola SA and will use its reasonable endeavours to procure the collection of the aforesaid Debts. All monies received by the Buyer shall be paid to Motorola SA within seven days of receipt. In this event, the Customer Contracts of those Customers will not be assigned to the Buyer.

2.    AGREEMENT FOR SALE

2.1 On the terms and subject to the conditions of this Agreement and, in respect of the relevant Sellers, the relevant Business Sale Agreements, the Sellers with full title guarantee shall sell to the Buyer or such member of the Buyer's Group as it shall nominate in accordance with the provisions of Clause 4.2 and the Buyer or such member of the Buyer's Group shall purchase free from all claims, charges, liens and encumbrances as at and with effect from the Effective Date:

      2.1.1   the Business as a going concern; and

      2.1.2   the Assets.

2.2 In addition, the Buyer shall discharge the Liabilities in respect of the Business in accordance with terms of each of the relevant Business Sale Agreements.

2.3 There shall be excluded from the sale and purchase hereby effected the Excluded Assets and the Excluded Liabilities.


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

2.4 The parties agree that the terms of this Agreement shall exclude the sale and purchase of the French Business and Assets and the obligations of Motorola SA in that regard until such time as the condition referred to in Clause 1A has been satisfied.

2.5 The parties further agree that completion of the sale and purchase of the French Business shall take place in accordance with Clauses 4.2 and 4.3 on the earlier of (i) 31 October 1998 (or such other date as may be agreed between Motorola SA and the Buyer) and (ii) within three business days following the date on which the assignment or novation, to the reasonable satisfaction of the Buyer, to the Buyer or any member of the Buyer's Group as the Buyer may direct of both the contract between Motorola SA and SFR (the "SFR Contract") and the contract between Motorola SA and FT (the "FT Contract") has been executed. For the avoidance of doubt, the parties agree and acknowledge that completion of the sale and purchase of the French Business shall take place on 31 October 1998 (or such other date as may be agreed between Motorola SA and the Buyer) in the event that only one of the FT or SFR contracts is assigned or novated to the Buyer.


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

3.    PRICE

3.1 The Price shall be US$85 million in respect of the Business and Assets (other than the French Business and Assets), as adjusted pursuant to
      Schedule 6 of this Agreement. The Price for the French Business and Assets shall be US$15 million which shall be payable as to 60% if the FT Contract is assigned or novated and 40% if the SFR Contract is assigned or novated and in full if both contracts are assigned and/or novated. In the event that only one of the FT or SFR Contracts is assigned or novated to the Buyer, the Buyer shall assume responsibility for all the Liabilities in respect of the French Business and Assets, save for those Liabilities solely and exclusively relating to payments between Motorola SA and either the Customers or the network operator in respect of the contract not so assigned or novated. In all other respects the Price for the French Business shall be adjusted pursuant to Schedule 6 of this Agreement.

3.2 On account of the Price in respect of the Business and Assets (other than the French Business and Assets) the Buyer shall pay to the Sellers on Completion the Provisional Price. In respect of the French Business and Assets the Buyer shall pay to Motorola SA on Completion the French Provisional Price.

3.3 The Price shall be exclusive of value added tax or other transfer taxes (if any) which shall be attributable to the Assets as set out in Schedule 6.

4.    COMPLETION

4.1 Completion of the sale and purchase shall take place at such location as the Buyer shall require (and if outside the United Kingdom at the cost of the Buyer) on 14 August 1998 (other than in relation to the French Business, to which the provisions of Clause 2.5 shall apply) or such later date as may be agreed between the Sellers and the Buyer when all of the matters set out in Clauses 4.2 and 4.3 shall be transacted and completed.


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

4.2 Each Seller, in respect of that part of the Business and the Assets being sold by the relevant Seller, shall cause to be delivered or (if so requested by the Buyer) made available to the Buyer or the Buyer's Solicitors or such member of the Buyer's Group as the Buyer shall notify in advance in writing to the Sellers at least two business days prior to
      Completion:

      4.2.1   the UK Business Sale Agreement duly executed by Motorola Limited;

      4.2.2 the German Business Sale Agreement duly executed by Motorola Electronic GmbH;

      4.2.3   the French Business Sale Agreement duly executed by Motorola SA;
              and

      4.2.4   the Belgian Business Sale Agreement duly executed by SA Motorola
              NV;

      the Business Sale Agreements to be completed in accordance with the respective terms of each agreement.

4.3 On Completion of the matters referred to in Clause 4.2 the Buyer shall pay or procure the payment of the Provisional Price to the Sellers by means of a telegraphic transfer to the Sellers. On Completion of the matters referred to in Clause 4.2 in respect of the French Business the Buyer shall pay or procure the payment of the French Provisional Price to Motorola SA by means of a telegraphic transfer to Motorola SA.

4.4 During the interval between the signing of this Agreement and the later of Completion or 31 October 1998 of the sale and purchase of the French Business, Motorola SA:

      4.4.1   shall carry on the French Business in the normal course; and

      4.4.2 shall not in respect of the French Business (without the written consent of the Buyer or such person as the Buyer shall nominate in writing):

              (i) enter into, amend, renew or terminate any commitment or any material or long term contract or onerous obligation in excess of (pound)50,000;

              (ii) enter into any agreement which is not on bona fide arms' length terms;

              (iii) enter into any partnership or joint venture or acquire or dispose of any business, undertakings or securities;

              (iv) dispose of any assets other than stock which is disposed of in the ordinary and proper course of business;

              (v) engage any consultant or employee unless such engagement is terminable on less than four weeks' notice and will not involve payment of remuneration in excess of (pound)20,000 per annum;

              (vi) raise the salaries of any of, or otherwise vary the terms of employment of, any of its employees;

              (vii) waive any rights against, or terminate the employment of, any of its employees;

              (viii)   appoint any agent or attorney;

              (ix) issue or commit to issue any securities or any debentures or other instruments whether or not convertible into such securities; nor

              (x) grant any option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or enter into any agreement or commitment to give or create any of the foregoing.

4.5 The Buyer shall not unreasonably withhold or delay consent in relation to Clauses 4.4.2(vi) and (vii).

4.6   During such interval Motorola SA shall:

      4.6.1 answer fully and fairly all reasonable requests for information made by the Buyer concerning the affairs of the French Business; and

      4.6.2 procure that the Buyer and all persons reasonably authorised by it shall be given full access to the premises and employees of the French Business and all the books and records of the French Business.

4.7 If any of the events referred to in Clause 4.4 shall occur on or before Completion of the sale and purchase of the French Business and as a result the Buyer can reasonably claim that:

      4.7.1 its rights (if any) to an indemnity or damages under or in respect of this Agreement would not provide it with an adequate remedy; and

      4.7.2 it would not have signed this Agreement had the relevant item arisen or occurred and become known to the Buyer before the signing of this Agreement,

      then the Buyer shall be entitled (by notice in writing to the Sellers' Solicitors given on or before Completion of the sale and purchase of the French Business) to rescind this Agreement so far as it relates to the French Business without liability on its part notwithstanding that any person or thing cannot be restored to its position or state prior to the signing of this Agreement.

4.8 The events referred to in Clause 4.7 are:

      4.8.1 any material breach or material non-fulfilment of any of the Warranties;

      4.8.2 any matter or thing arising, or becoming known or being notified to the Buyer which if the Warranties were to be given and incurred immediately thereafter (and on the basis that any express or implied reference to the date of the Original Umbrella Agreement is substituted by a reference to the time of the Warranties being so given or incurred) would give rise to a material breach or non-fulfilment of any of the Warranties as so given and incurred;

      4.8.3 Motorola SA becoming unable or failing to carry out any material obligation required to be done by them under or pursuant to this Agreement; or

      4.8.4 the French Business sustaining a loss from fire, flood or other calamity which has a material adverse effect on the ability of the French Business to operate;

      the use of the word "material" shall, in this Clause 4.8 only, mean material in the context of the jurisdiction in which the relevant event occurs.

4.9 The rights conferred upon the Buyer by Clause 4.7 are in addition to and without prejudice to any other rights which it may have to make a claim against Motorola SA or any other of the Sellers and no failure to exercise any of such rights shall constitute a waiver of any of them.

4.10 Motorola SA undertakes with the Buyer that it shall disclose immediately in writing to the Buyer any event or circumstance which may arise or become known to it after the date of this Agreement and prior to Completion of the sale and purchase of the French Business which is inconsistent with any of the Warranties or which is material to be known by a buyer for value of the French Business. Motorola Limited similarly undertakes to disclose such matters to the Buyer immediately on becoming aware of any such event or circumstance.

5.    EMPLOYEES AND PENSIONS

      The Sellers and the Buyer agree that the contracts of employment of the Employees shall be transferred to the Buyer except insofar as they relate to pension and death benefits save where this Agreement is inconsistent with any provisions of the Business Sale Agreements, where such other provisions shall take precedence.

6.    TRANSFER TAXES

      All transfer, documentary, stamp duty, sales, use, registration and other taxes and penalties, interest and additions to such taxes that are incurred in connection with the sale of the Business and Assets shall be dealt with in accordance with the terms of each of the Business Sale Agreements.

7.    FACILITIES AFTER COMPLETION

      The Sellers shall make available to the Buyer following the Effective Date; (a) such facilities as are specified in the Facilities Agreements for the periods and at the costs referred to in the Facilities Agreements; and (b) such other facilities as are reasonably required by the Buyer to enable the Business to continue without interruption for periods corresponding to those specified in the Facilities Agreements in respect of the relevant jurisdiction on a cost plus 5% basis.

8.    WARRANTIES BY THE SELLERS

8.1 Each Seller severally warrants to the Buyer in respect of that part of the Business operated by the relevant Seller in the UK, Germany, Belgium or France, as the case may be, in the terms of the relevant Warranties and for the purposes of giving effect to those Warranties that:

      8.1.1 except as is fairly set out in the relevant Disclosure Letter, the facts set out in the relevant Warranties are true and correct and not misleading in all material respects at the date of the Original Umbrella Agreement; and

      8.1.2 the contents of the relevant Disclosure Letter and of all documents referred to therein or accompanying it are true and correct and not misleading in all material respects and fairly disclose every fact and matter to which they relate which are necessary to qualify the relevant Warranties.

8.2 The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected in any way by Completion.

8.3 The Buyer will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties if any to the extent that such fact or combination of facts has been fairly disclosed in the Disclosure Letter.

8.4 The Sellers undertake that, in the event of any claim being made against the Sellers whether under the Warranties or otherwise in connection with the sale of the Business or the Assets to the Buyer, the Sellers will not make any claim against any of the Employees on whom it may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

9.    LIMITATIONS ON SELLERS' LIABILITY

9.1 The Buyer acknowledges and confirms that it has not been induced to enter into this Agreement or any other documents or arrangements referred to in this Agreement including, without limitation, the Business Sale Agreements, by any statement or statements of fact or opinion other than those statements set out in this Agreement, the Business Sale Agreements and subject to all matters which may be disclosed in any of the Disclosure Letters.

9.2 The liability of the Sellers under this Agreement, the Warranties and the Business Sale Agreements shall be several and shall be limited as follows:

      9.2.1 in the case of Motorola Limited in accordance with the provisions of Clauses 9.3 to 9.14 (inclusive) of the UK Business Sale Agreement;

      9.2.2 in the case of Motorola Electronic GmbH in accordance with the provisions of Clauses 12.3 to 12.14 (inclusive) of the German Business Sale Agreement;

      9.2.3 in the case of Motorola SA in accordance with the provisions of Clauses 9.3 to 9.14 (inclusive) of the French Business Sale Agreement; and

      9.2.4 in the case of SA Motorola NV in accordance with the provisions of Clauses 9.3 to 9.14 (inclusive) of the Belgian Business Sale Agreement;

      notwithstanding any other provision of this Agreement or the Business Sale Agreements and where any other provision appears to be in conflict or inconsistent with those Clauses the provisions of those Clauses shall prevail, subject to the aggregate liability of the Sellers generally being subject to the provisions of the Deed on Limitation of Liabilities.

10.   PROTECTION OF THE BUYER

10.1 Each Seller agrees with the Buyer in order to assure to the Buyer the full benefit and value of the Business that:

      10.1.1 for a period of 24 months after the Effective Date it shall wholly discontinue and not recommence in any respect carrying on the business of reselling cellular telephony services in the UK, Germany, France and Belgium, as the case may be being those cellular telephony services currently being provided by the Sellers to their respective subscribers;

      10.1.2 except as required by law or by any recognised investment exchange at any time after the date of this Agreement it shall not disclose to any person or use for any purpose and shall use all reasonable endeavours to prevent the publication or disclosure of any information concerning the Assets or the Business or clients and customers of the Business where such publication or disclosure is reasonably likely to have a material adverse effect on the Business;

      10.1.3 it shall not from the Effective Date use the name "Tel.co" or any other name likely to be confused with that name; and

      10.1.4 except as otherwise agreed in writing by the Buyer, it shall not solicit or entice away any Employee engaged in the Business for a period being the earlier of 24 months after the Effective Date and the date when such Employee ceases to be employed by any member of the Buyer's Group PROVIDED THAT in the event the Buyer intends to make any such Senior Employee redundant, the Buyer shall notify the Seller in advance of such redundancy and on such notification this Clause 10.1.3 shall not apply to the Employee concerned; and

      10.1.5 it shall not for a period of 24 months after Completion directly or indirectly (i) persuade or attempt to persuade any customer who did business with the Sellers within one year prior to Completion not to do business or to reduce the amount of business it does with the Buyer's Group or
              (ii) persuade or attempt to persuade any producer, manufacturer, licensor, supplier or other person providing services or goods to the Business not to do business or to reduce the amount of business it does with the Buyer's Group.

10.2 Each Seller shall use its reasonable endeavours to procure that no member of the Group shall do any of the above provided that nothing contained in Clause 10.1 shall prevent any of the Sellers or any member of the Group from:

      10.2.1 holding or being interested in any class of securities listed or dealt in on any stock exchange for investment purposes where its interest does not exceed 10% of the issued securities of that class;

      10.2.2 carrying on or developing any business as currently carried on by that company other than the resale of cellular telephony services including, for the avoidance of doubt, any internet or telematics services; and

      10.2.3 being a party to any acquisition or merger, the primary purpose of which is not to engage in a business which competes with the Business and which competing business is only an incidental part of the whole business (comprising not more than 5% of the revenue of the particular business).

10.3 Each of the restrictions in this Clause 10 is considered by the parties to be reasonable and each provision of this Clause 10 is separate and shall be enforceable separately and independently of every other provision. If any restriction shall be found to be unenforceable but would be valid if some part of it were deleted or its scope reduced in some way then that restriction shall apply with that necessary modification to make it valid and effective.

11.   ANNOUNCEMENTS

      The Sellers and the Buyer agree that no announcement of any kind shall be made in respect of the subject matter of this Agreement except as specifically agreed between them unless an announcement is required by law or any recognised investment exchange in which case the contents of such announcement where practicable shall be agreed between the Sellers and the Buyer prior to its publication.

12.   COSTS

      All expenses incurred by or on behalf of the parties including all fees of agents, representatives, solicitors, accountants and actuaries employed by any party in connection with the negotiation and preparation and execution of this Agreement shall be payable and paid solely by the party which incurred that expense.

13.   COMMUNICATIONS

13.1 Any communication or notice required to be given pursuant to this Agreement or any Business Sale Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent by first-class registered or recorded delivery post if posting to an address within the country of posting or by a recognised international courier if posting to an address outside of the country of posting to the address of the relevant party as set out in this Agreement or to any other address as any party may notify for the purposes of this Clause and in the case of the Buyer marked for the attention of Itzhak Fischer, President, RSL Communications Limited, Clarendon House, Church Street, Hamilton HA CX, Bermuda with a copy to RSL Communications, N Couriered America, Inc. 767 5th Avenue, Suite 4300, New York, New York 10153, USA, fax: 212 317 0600, attention Avery Fischer and in the case of the relevant Seller marked for the attention of the Country Manager in the relevant country as detailed in the relevant Business Sale Agreement, with a copy in the case of each Seller to the Director of the Legal Department at Motorola Limited, 110 Bath Road, Slough, Berkshire, SL1 3SZ by facsimile +44(0)

      1753 537390 and to the Director of Finance of the European Cellular Subscriber Division at Midpoint, Alencon Link, Basingstoke, Hampshire, RG21 7PL by facsimile +44(0) 1256 810032.

13.2 Any communication or notice pursuant to Clause 13.1 shall be deemed to have been received and served:

      13.2.1  if hand delivered at the time of delivery;

      13.2.2 if sent by facsimile at the completion of transmission during business hours at its destination or if not within business hours at the opening of business hours at its destination on the next business day and on:

              13.2.2.1 proof by the sender that it holds a printed record confirming dispatch of the transmitted notice to the addressee; and

              13.2.2.2  dispatch of the notice by post in accordance with Clause
                        13.1 on the same day as its transmission; and

      13.2.3 if sent by post within 48 hours of posting (exclusive of the hours of Sunday) if posted to an address within the country of posting and five days of posting if posted to an address outside the country of posting.

13.3  For the purpose of Clause 13.2 "business hours" means between 09.00 and
      17.30 and "business day" means a day between Monday and Friday inclusive on which banks in the country of the addressee are open for business.

14.   MUTUAL GUARANTEE AND INDEMNITY

14.1 Motorola Limited unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Sellers of all their obligations and commitments and undertakings and warranties and indemnities under or pursuant to this Agreement and each of the Business Sale Agreements and agrees to indemnify the Buyer on first written demand against all loss and damage and costs and expenses which the Buyer may suffer through or arising from any breach by any of the Sellers of their obligations or commitments or warranties or undertakings under or pursuant to this Agreement and/or the Business Sale Agreements to the extent of any limit on the liability of the Sellers in this Agreement and/or the Business Sale Agreements.

14.2 The liability of Motorola Limited under this Agreement and/or the Business Sale Agreements shall not be released or diminished by any variation of the terms of this Agreement and/or the Business Sale Agreements (whether or not agreed by Motorola Limited) or by any forbearance or neglect or delay in seeking performance of the obligations imposed by this Agreement and/or the Business Sale Agreements or by any granting of time for that performance.

14.3 If and when the Sellers or any of them default for any reason in the performance of any obligation or liability undertaken or expressed to be undertaken by the relevant Sellers or any of them under or pursuant to this Agreement and/or the Business Sale Agreements then Motorola Limited shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in respect of which the default has been made in the manner prescribed by this Agreement and/or the Business Sale Agreements and so that the same benefits shall be conferred on the Buyer as would have been conferred and received by the Buyer if the obligation or liability had been duly performed and satisfied by the relevant Seller.

14.4  The guarantee contained in Clause 14.1 is:

      14.4.1 a continuing guarantee which shall remain in force until all the obligations of the Sellers referred to in Clause 14.1 have been performed or satisfied; and

      14.4.2 in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or at any time after the date of this Agreement and/or the Business Sale Agreements have or hold for the performance and observance of the obligations and commitments and undertakings and warranties of the Sellers pursuant to or in connection with this Agreement and/or the Business Sale Agreements.

14.5 As a separate and independent obligation on its part Motorola Limited agrees that any obligation expressed to be undertaken by the Sellers (including without limitation any monies expressed to be payable under this Agreement and/or the Business Sale Agreements) which may not be enforceable against or recoverable from the Sellers by reason of any legal limitation or disability or incapacity on or of the Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement and/or the Business Sale Agreements) shall be enforceable against and recoverable from Motorola Limited as though it had been incurred by Motorola Limited and Motorola Limited were the sole or principal obligor in respect of that obligation which shall be performed or paid by Motorola Limited on demand.

14.6 The obligations of this Clause 14 shall apply mutatis mutandis such that reference to "Motorola Limited" shall be replaced by references to "the Buyer", references to "the Buyer" by references to "the Sellers" and references to "the Sellers" by references to "the Buyer and its Subsidiaries".

14.7 Motorola Limited confirms that it is a wholly owned subsidiary of Motorola Inc., a company listed on the New York Stock Exchange.

14.8 In consideration of Motorola Limited agreeing to give the guarantee hereunder to facilitate the transaction set out in this Agreement, each of the Sellers (other than Motorola Limited) agrees to indemnify Motorola Limited for any claim arising in respect of a payment made in this Clause 14.

14.9 In the event that either or both of the FT and SFR Contracts are not assigned or novated to the Buyer or any member of the Buyer's Group prior to 31 October 1998 or such other date as may be agreed between Motorola SA and the Buyer, Motorola SA and the Buyer agree to use their best endeavours to continue to operate the French Business as a going concern with a view to selling the French Business at its market value to a third party as soon as reasonably practicable thereafter. In the event that the value received for the sale of the French Business in such circumstances (including, without limitation, cash or securities received from the third party and the assumption of debt or other liabilities by that third party) is more than US$15 million (where neither the FT Contract nor the SFR Contract has been assigned or novated to the Buyer or to a member of the Buyer's Group), US$9 million (where the SFR Contract has been assigned or novated to the Buyer or to a member of the Buyer's Group) or US$6 million (where the FT Contract has been assigned or novated to the Buyer or to a member of the Buyer's Group), the additional consideration over such respective amount shall be divided equally between Motorola SA and the Buyer.

14.10 If, notwithstanding the fact that either the FT or SFR Contract is not assigned or novated to the Buyer or to a member of the Buyer's Group, the Buyer is successful in procuring the migration of that unassigned or unovated operator's Customers to the Buyer or to a member of the Buyer's Group, the Buyer shall pay to Motorola SA the percentage of US$9 million if the FT Contract is not so assigned or novated or US$6 million if the SFR Contract is not so assigned or novated in either case less any liabilities in relation to those Customers which are assumed by the Buyer (and for the avoidance of doubt not already included in the Net Liabilities) as corresponds to the number of Customers migrated to the Buyer expressed as a percentage of the total number of Customers to whom service is provided under the FT or SFR Contract, as the case may be.

15.   ENTIRE AGREEMENT AND SCHEDULES

15.1 This Agreement (as amended from time to time) together with any document expressly referred to in any of its terms, contains the entire agreement between the parties relating to the subject matter covered and supersedes any previous agreements, arrangements, undertakings or proposals, written or oral, between the parties in relation to such matters. No oral explanation or oral information given by any party shall alter the interpretation of this Agreement. The Buyer confirms that, in agreeing to enter into this Agreement, it has not relied on any representation save insofar as the same has expressly in this Agreement been made a representation and agrees that it shall have no remedy in respect of any misrepresentation which has not become a term of this Agreement save that the agreement of the Buyer contained in this Clause shall not apply in respect of any fraudulent or negligent misrepresentation whether or not such has become a term of this Agreement.

15.2 All the Schedules form part of and shall be read together with this Agreement.

16.   ASSIGNMENT

16.1 This Agreement shall be binding on the parties and their respective successors and assigns.

16.2 The Buyer shall not be entitled to assign its rights or obligations under this Agreement without the prior written consent of each of the Sellers which shall not be unreasonably withheld or delayed save that the Buyer shall be entitled to assign its rights and obligations under this Agreement (save for its guaranteed obligations contained in Clause 4) to any person within the Buyer's Group provided that in the event that such transferee or any subsequent transferee from time to time shall cease to be a member of the Buyer's Group, the Buyer shall procure that before the relevant transferee so ceases to be such a member the relevant transferee will assign such rights and obligation in this Agreement to another company in the Buyer's Group to the intent that such rights and obligations shall always be retained by a company which is a member of the Buyer Group.

17.   NAME

17.1 Notwithstanding the definition of Goodwill contained in Clause 1.1, but subject to the provisions of the relevant Trade Mark Licence, the Buyer shall be entitled to apply and use the Motorola name and logo (either alone or with the name or mark TelCo) in connection with the Business as follows:

      17.1.1 during the period of six months from Completion, the Buyer shall be entitled to apply and use the Motorola name and logo;

      17.1.2 at any time prior to six months from Completion the Buyer shall be entitaed to request and the Sellers shall consent for the use of the Motorola name and logo for further periods of one month. The Buyer shall be entitled to make five further requests following the initial six month period to enable the use of the Motorola name and logo for a maximum period of 12 months.

17.2  The Buyer shall:

      17.2.1 not use the Motorola name and logo for any purpose or use not currently utilised by the Business without the consent of the Sellers; and

      17.2.2 use all reasonable endeavours to cease using the Motorola name and logo as soon as practicable following Completion.

18.   RESTRICTIVE TRADE PRACTICES

      Any provision of this Agreement or of any other agreement or arrangement of which this Agreement forms part by virtue of which this Agreement is subject to registration pursuant to the Restrictive Trade Practices Acts 1976 (or the equivalent legislation in the jurisdiction in which the Business operates) shall not take effect until the day after particulars of this Agreement or of that agreement have been provided to the Director General of Fair Trading. The parties shall use all reasonable endeavours to procure that those particulars be provided as soon as reasonably practicable after the signing of this Agreement.

19.   WAIVER

      No failure to exercise and no delay in exercising on the part of any of the parties, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of that right or remedy and any single or partial exercise of any right or remedy shall not preclude any other or further exercise of that right or remedy. Any right of rescission conferred on any party by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise that right of rescission shall constitute a waiver by that party of that other right or remedy. Completion shall not constitute a waiver by that party of any breach of this Agreement whether or not known at the date of Completion.

20.   MODIFICATIONS

      This Agreement may be amended or modified or replaced or cancelled by written instrument executed by all the parties and any of its provisions may be waived by the party entitled to waive compliance with that provision.

21.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts each of which when taken together shall constitute one and the same agreement.

22.   EFFECT OF COMPLETION

      This Agreement and each of its provisions remaining to be performed or capable of having effect after Completion shall remain in full force and effect notwithstanding Completion.

23.   INVALIDITY

23.1 If any provision in or any part of this Agreement shall be found to be illegal or unenforceable under any enactment or rule of law, then that provision or part shall to that extent be deemed not to form part of this Agreement and the remaining provisions shall continue in full force and effect.

23.2 Where any provision in or any part of this Agreement or the Business Sale Agreements is found to be illegal or unenforceable under any enactment or rule of law, the Sellers and the Buyer shall replace any such provision by a valid and/or enforceable provision, the purpose and intent of which shall be as close as possible to that of the provision that it shall replace.

24.   FURTHER ASSURANCE AND ASSISTANCE

24.1 The Sellers agree that they will do or procure the doing of all such acts and things and execute or procure the execution of all such documents as may be reasonably required on or subsequent to Completion to vest in the Buyer legal and beneficial ownership of the Assets in accordance with the Agreement and otherwise to give effect to its terms.

24.2 The Sellers will at the Buyer's request give to the Buyer all reasonable assistance in the power of the Sellers to enable the Buyer to enforce the Seller's Rights or any of them and the Buyer shall indemnify the Sellers for all reasonable costs and expenses which the Sellers incur in giving such assistance.

24.3 The Sellers shall at the cost of the Buyer, execute such assignments of individual assets as the Buyer shall reasonably require from time to time.

24.4 Following Completion the parties shall provide all such information and assistance as is reasonably required to comply with any regulatory requirement applying to the sale of the Business in any jurisdiction.


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

25.   EQUIPMENT

25.1 Motorola Limited and the Buyer shall enter into the Distribution Agreement at Completion.

26.   ONGOING RELATIONSHIP

26.1 The Buyer will continue to service the Motorola group of companies in Germany, UK, France and Belgium ("Motorola") and its employees in accordance with the terms of their individual subscriber contracts as transferred to the Buyer.

26.2 Subject to Clause 26.5, the Sellers will use their reasonable endeavours to ensure that any Motorola employees who are given handsets by Motorola or require access to a cellular airtime network will be connected to a cellular airtime network through the Buyer.

26.3 Subject to Clause 26.5, the Sellers will not do anything to encourage its employees to terminate their subscriber contracts with a view to changing to another service provider.

26.4 Notwithstanding the foregoing, if Motorola decides to negotiate a package on its own behalf or on behalf of its employees for the supply of cellular airtime (with or without handsets and other accessories or related benefits) it will give the Buyer the opportunity to negotiate to provide such service before entering into any agreement with any other service provider.

26.5 The Buyer will provide Motorola with those services and products that it provides at the most competitive prices, with "best in class" service.

26.6 The Sellers will not enter into any arrangement with another cellular service provider which is on worse terms taken as a whole than those offered by the Buyer or any member of the Buyer's Group.


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

27.   PROPER LAW

      The construction and validity and performance of this Agreement shall be governed by the laws of England and Wales and each party submits to the exclusive jurisdiction of the English courts for the purposes of determining any dispute arising out of this Agreement or the transactions contemplated by it (save where otherwise stated).


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

                                   SCHEDULE 6
                              Completion Statement

3.    Completion Statement

3.1 The parties shall procure that forthwith after the Effective Date accounts for the Business shall be prepared and reported on in accordance with the provisions of this Schedule 6.

3.2 The Completion Statement shall consist of a statement prepared in accordance with paragraph 1.3.2 below and shall expressly specify a figure for the Net Liabilities.

3.3 The Completion Statement shall (subject as hereinafter provided):

      3.3.1 be prepared in accordance with the historical cost convention and with accounting principles generally accepted in the United States by the American Institute of Public Accountants;

      3.3.2 show accurately the Assets and Liabilities as at the Effective Date; and

      3.3.3 adopt bases and policies of accounting applied for the purposes of the Accounts save where inconsistent with paragraph 1.4 below.

3.4   In preparing the Completion Statement:

      3.4.1 no value shall be attributed to goodwill or any other intangible asset;

      3.4.2 Fixed Assets shall be included at their net book value at the Effective Date;

      3.4.3 all customer deposits are held as a liability in the Completion Accounts until due for repayment to or requested by the customer; and


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      3.4.4   Debts and other current assets shall be valued in accordance with the current accounting principles of the Business.

4.    Procedure

4.1 The Sellers shall procure that within 60 days after the Effective Date the Seller's Accountants shall prepare an audited Completion Statement and any additional financial statement required to support the Buyer's SEC reporting requirements and the Sellers' Accountants shall deliver the Completion Statement to the Buyer's Accountants for consideration on behalf of the Buyer. The Sellers shall bear the cost of the preparation of the Completion Statement and the Buyers shall bear the costs of any additional work carried out by the Sellers' Accountants in preparing the additional financial statements. Such costs to be agreed in advance.

4.2 Within 28 days of receipt of such draft Completion Statement, the Buyer's Accountants shall notify the Seller's Accountants in writing whether or not they accept that the draft Completion Statement complies with paragraph 1 and if they do not so accept, then the Buyer's Accountants and the Seller's Accountants shall use their best endeavours to reach agreement upon adjustment of the said draft to meet the objections of the Buyer's Accountants.

4.3 When the Buyer's Accountants accept that the draft Completion Statement complies with paragraph 1, the Buyer's Accountants shall sign a report to the effect that the Completion Statement complies with paragraph 1 (and shall certify a figure for Net Liabilities) and any Completion Statement so reported on (which report shall state the Price) shall be the Completion Statement for the purposes of this Agreement and shall be final and binding on the parties.

4.4 In the event that the Seller's Accountants and the Buyer's Accountants are unable to reach agreement as aforesaid any matter in dispute shall be referred to the decision of a single independent chartered accountant or an independent firm of chartered accountants (in either case, "the Independent Accountant") to be agreed upon between them or (in default of such agreement) to be selected (at the instance of either of them) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant (whose costs shall be paid as the Independent Accountant shall direct) shall be familiar with US accounting principles; act as expert (and not as arbitrator) and the decision of the Independent Accountant shall (in the absence of manifest error) be final and binding on the parties. In giving such decision the Independent Accountant shall state what adjustments (if any) are to be made to the said drafts in order that the Completion Statement shall comply with paragraph 2.

4.5 The Sellers and the Buyer agree that the provisions of this Schedule shall apply separately in respect of the Business and Assets (other than the French Business and Assets) on the one hand and the French Business and Assets on the other hand and that the Completion Statement in respect of the sale and purchase of the French Business shall be prepared within the time periods referred to in this Schedule 6 as if the Effective Date were the date of completion of the sale and purchase of the French Business.

5.    Adjustment of Price

5.1 When the Completion Statement has become final and binding (whether under paragraph 2.3 or by virtue of a decision of the Independent Accountant) the figure for Net Liabilities in the Completion Statement shall be deducted from US$85 million in respect of the Business and Assets (other than the French Business and Assets) and from US$15 million in respect of the French Business and Assets, each of which shall be referred to below as the "Cash Element".

5.2 The Provisional Price (references to which shall be substituted by references to the French Provisional Price where the context requires) shall forthwith:

      5.2.1 be increased by the amount (if any) by which the Cash Element is greater than the Provisional Price; or (as the case may be);


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

      5.2.2 be reduced by the amount (if any) by which the Cash Element is less than the Provisional Price.

5.3 The amount of any increase or reduction in the Provisional Price or the French Provisional Price, as the case may be, shall be paid by the Buyer or the Sellers (as the case may be) within 7 days after the Completion Statement have become final and binding as aforesaid together in either case with interest at the base rate of Barclays Bank plc from time to time for the period from the Effective Date to the date on which payment is made under this paragraph.

6. Acceptance of the Completion Statement by the Buyer shall be without prejudice to any claim which the Buyer may have against the Sellers in respect of any breach of the Warranties or this Agreement and shall not be capable of any set off or deduction against any such Warranty Claim.

7. All sums payable under this Schedule shall be paid in cash in immediately available funds (and in the case of sums payable to the Sellers shall be paid to the Seller's Solicitors and in the case of sums payable to the Buyer to the Buyer's Solicitors and payment to them will be a good and sufficient discharge to the payer and the Buyer or the Sellers (as the case may be) will not be concerned as to the application of the moneys so paid).

8. The exchange rates to be used in preparing the Completion Statement shall be the mid-point spot rates reported in the Financial Times on the date of Completion.


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

                                  SCHEDULE 8

                             Agreed Form Documents

1.    UK Business Sale Agreement

2.    German Business Sale Agreement

3.    French Business Sale Agreement

4.    Belgian Business Sale Agreement

5.    Disclosure Letter in respect of UK Business

6.    Disclosure Letter in respect of German Business

7.    Disclosure Letter in respect of French Business

8.    Disclosure Letter in respect of Belgian Business

9.    IPR Licence in respect of UK Business

10.   IPR Licence in respect of German Business

11.   IPR Licence in respect of French Business

12.   IPR Licence in respect of Belgian Business

13.   Facilities Agreement in respect of UK Business

14.   Facilities Agreement in respect of German Business


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

15.   Facilities Agreement in respect of French Business

16.   Facilities Agreement in respect of Belgian Business

17.   Deed on Limitation of Liabilities

18.   Distribution Agreement


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

The Sellers

SIGNED by ROBERT SROKA                    )   /s/ SIGNATURE ILLEGIBLE
for and on behalf of                      )   -----------------------
MOTOROLA LIMITED                          )
in the presence of: HOWARD PALMER         )

SIGNED by ROBERT SROKA                    )   /s/ SIGNATURE ILLEGIBLE
for and on behalf of                      )   -----------------------
SA MOTOROLA NV                            )
in the presence of: HOWARD PALMER         )

SIGNED by ROBERT SROKA                    )   /s/ SIGNATURE ILLEGIBLE
for and on behalf of                      )   -----------------------
MOTOROLA ELECTRONIC GMBH                  )
in the presence of: HOWARD PALMER         )

SIGNED by COLIN TURNER                    )   /s/ SIGNATURE ILLEGIBLE
for and on behalf of                      )   -----------------------
MOTOROLA SA                               )
in the presence of: SIGNATURE ILLEGIBLE   )

The Buyer

SIGNED by MICHAEL KEEBLE                  )   /s/ MICHAEL KEEBLE
RSL COMMUNICATIONS                        )   ------------------
LTD                                       )       MICHAEL KEEBLE
in the presence of: COLIN TURNER          )


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

                                 CONFORMED COPY

DATED                                                            AUGUST 14, 1998
--------------------------------------------------------------------------------

(1)   MOTOROLA LIMITED

(2)   RSL COM TELCO UK LIMITED

================================================================================

                    AGREEMENT RELATING TO SALE OF UK BUSINESS
                                   AND ASSETS

================================================================================


                                    OLSWANG

                                  90 Long Acre
                                 London WC2E 9TT
                               Tel: 0171-208 8888
                               Fax: 0171-208 8800
                          email: olsmail@olswang.co.uk
                               Ref: CXT/JSG/6240-1

                                                                  CONFORMED COPY

                                    CONTENTS

Clause                                                                    Page

1.    DEFINITIONS AND INTERPRETATION.........................................1

2.    AGREEMENT FOR SALE.....................................................3

3.    COMPLETION.............................................................4

4.    CONTRACTS..............................................................6

5.    DEBTS..................................................................7

6.    LIABILITIES............................................................8

7.    EMPLOYEES..............................................................8

8.    VALUE ADDED TAX.......................................................11

9.    LIMITATIONS ON SELLER'S LIABILITY.....................................12

10.   PENSIONS..............................................................16

11.   CLAUSES INCORPORATED INTO THIS AGREEMENT..............................16

12.   PROPER LAW............................................................17

SCHEDULE 1

      Warranties............................................................18

SCHEDULE 2

      Pensions..............................................................39

                                                                  CONFORMED COPY

THIS AGREEMENT is made the       day of                                     1998

BETWEEN:

(1) MOTOROLA LIMITED (Company No. 912182) whose registered office is at Jays Close Viables Industrial Estate Basingstoke Hampshire RG22 4PD ("Seller"); and

(2) RLS COM TELCO UK LIMITED (Company No. 3219541) whose registered office is at 9 Old Queen Street, Westminster, London SW1H 9JA ("Buyer").

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 Except as otherwise provided in this Agreement, words and expressions in this Agreement and the Schedules hereto have the meanings ascribed to them in the Umbrella Agreement, unless the context requires otherwise:

      "Disclosure Letter"           the disclosure letter in the Agreed Form
                                    dated with the same date as this Agreement from the Seller to the Buyer disclosing various facts and matters relating to the Warranties given by the Seller and all annexures to that letter;

      "Employees"                   all the employees of the Seller involved in
                                    the UK Business named in Part A of Schedule
                                    1 to the Umbrella Agreement;


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                                                                  CONFORMED COPY

      "Employment Regulations"      the Transfer of Undertakings (Protection of
                                    Employment) Regulations 1981, as amended;

      "Planning Acts"               the Town and Country Planning Act 1990, the
                                    Planning (Listed Buildings and Conservation
                                    Areas) Act 1990, the Planning (Hazardous
                                    Substances) Act 1990 and the Planning
                                    (Consequential Provisions) Act 1990 and any subsequent legislation of a similar nature and any permission or consent or direction made or issued under that legislation;

      "Records"                     the records or copies of the records
                                    relating to the UK Business in respect of matters during the twelve month period immediately preceding Completion;

      "Umbrella Agreement"          the agreement entered into by, among others,
                                    the Seller and the Buyer in respect of the sale of the Business and dated with the same date as this Agreement; and

      "Warranties"                  the warranties set out in Clause 8 of the
                                    Umbrella Agreement and Schedule 1 to this
                                    Agreement.

1.2 Unless the context requires otherwise words in the singular include the plural and vice versa and words for any gender shall include all genders. Reference to persons includes a body corporate.


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                                                                  CONFORMED COPY

1.3 Other than in the case of the Warranties, reference to any statute or statutory provision includes a reference to statutory instruments and orders made further to it and includes consolidations or amendments or modifications or re-enactments.

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Unless otherwise stated a reference to a Clause or a Schedule or a party is a reference to a Clause in or a Schedule or a party to this Agreement.

1.6 Reference to writing includes any method of reproducing words in a legible and non-transitory form.

1.7 Unless the context requires otherwise any period of time from a specified date or day shall be calculated exclusive of that date or day.

2.    AGREEMENT FOR SALE

2.1 On the terms and subject to the conditions of the Umbrella Agreement and this Agreement the Seller with full title guarantee shall sell to the Buyer and the Buyer shall purchase free from all claims, charges, liens and encumbrances as at and with effect from the Effective Date:

      2.1.1 the UK Business as a going concern; and

      2.1.2 the Assets of the UK Business.

2.2 In addition, the Buyer shall discharge the Liabilities in respect of the UK Business in accordance with Clause 6.


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                                                                  CONFORMED COPY

3.    COMPLETION

3.1 The Seller shall deliver to the Buyer at the principal office of the UK Business those Assets being sold by the Seller and which are capable of being transferred by delivery.

3.2 In relation to the UK Business, the Seller shall cause to be delivered or (if so requested by the Buyer) made available to the Buyer or the Buyer's
      Solicitors:

      3.2.1 those documents as are necessary or appropriate and requested by the Buyer (acting reasonably) at least three business days prior to the Effective Date to complete the sale and purchase of the Assets and to vest title to each Asset in the Buyer including (without limitation) assignment of the Goodwill, the Industrial Property Rights, the Debts and the Contracts;

      3.2.2 copies of all its nominal ledgers, sales ledgers, purchase ledgers, cash book. payables ledger, payroll records, employee contracts, income records, stock and other records relating to the UK Business and information relating to customers and suppliers of the UK Business (including, without limitation, the Customer List as at the Effective Date) and copies of any relevant computer programs used exclusively within the Business (including relevant discs and tapes and, for those computer programs developed for or by, and owned by the Seller exclusively, source codes) licences and any other books and documents which relate to the UK Business (other than minute books relating to directors' and shareholders' meetings and statutory books);

      3.2.3 copies of all its designs and drawings, plans, instructional and promotional material, sales publications, advertising materials, terms and conditions and other technical and sales matter which relate to the UK Business, together with any plates, blocks, negatives and other similar material relating to them;


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

                                                                  CONFORMED COPY

      3.2.4 all test procedures for the computer systems relating to the UK Business;

      3.2.5 a list of sales distributors, identifying sales by subscriber and the territory served since 1 January 1998 and copies of all the current agreements with those distributors relating to the UK Business;

      3.2.6 copies of all records of national insurance, PAYE and other relevant records relating to the Employees on the date of Completion duly completed up to the Effective Date;

      3.2.7 releases in the Agreed Form of the UK Business and the Assets from all charges, debentures, bank guarantees or other encumbrances;

      3.2.8 all Third Party Consents which the Seller may have obtained; and

      3.2.9 an updated schedule listing the Employees at the Efeective Date.

3.3 The Buyer shall not be obliged to complete the purchase of any of the Assets unless the purchase of substantially all the Assets is completed in accordance with this Agreement.

3.4 The Buyer may waive any requirement contained in Clauses 3.2 and 3.3 or may waive that requirement on condition that the Seller gives on Completion a written undertaking to the Buyer in a form reasonably required by the Buyer.

3.5 The Buyer agrees to provide to the Seller copies (or originals where necessary) of any of the Records as the Seller may reasonably require for a period of one year (and if required by the Inland Revenue or Customs & Excise) seven years from Completion in order that the Seller may comply with internal or external accounting, regulatory, taxation and other requirements. In addition, the Buyer agrees to preserve the Records and any systems


                                       5
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                                                                  CONFORMED COPY

      required to access such Records in workable condition for a period of seven years from Completion.

4.    CONTRACTS

4.1 The Buyer shall perform and discharge for and on its own account the obligations and liabilities under the Contracts from the Effective Date and shall fully indemnify the Seller against all sums payable of any nature arising from or in respect of any liabilities of the Seller in relation to the Contracts by reason of any act or omission by the Buyer after the Effective Date.

4.2 The Buyer shall perform the obligations of the Seller for after-sales service and meet warranty claims of customers arising in the course of the UK Business as a result of transactions carried out by the Seller prior to the Effective Date where required by the Seller's conditions of sale, including, for the avoidance of doubt, the extended 3 year warranties given to certain customers, copies of which have been produced to the Buyer or as the Buyer may be required to do by law.

4.3 As soon as reasonably practicable after becoming aware of any circumstance giving rise to any liability of the Buyer pursuant to Clause 4.1, the Seller shall give notice to the Buyer of that circumstance and shall take no action in that respect without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed). The Buyer shall have conduct of any claim arising under the Contracts and the Seller shall take any action the Buyer may reasonably require to deal with that circumstance and the resulting liability provided that the Buyer shall pay any costs and expenses incurred by the Seller in taking that action.

4.4 To the extent that any of the Contracts cannot effectively be assigned to the Buyer without the consent of a third party or except by an agreement of novation then unless and

                                                                CONFORMED COPY

      until that consent is obtained or such Contracts are terminated in accordance with their terms or novated:

      4.4.1 the Seller and the Buyer shall use all reasonable endeavours to obtain consent or to procure novation;

      4.4.2 the Seller shall hold the benefit of those Contracts in trust for the Buyer absolutely and the Buyer shall perform on behalf of the Seller (for the benefit and at the expense of the Buyer) all the obligations of the Seller arising after the Effective Date, the Seller shall account to the Buyer for any amounts received under any Contract and the Buyer shall indemnify the Seller against all sums of any nature incurred by the Seller by reason of any act or omission of the Buyer to perform or comply with any obligation of the Seller to be performed after the Effective Date.

5.    DEBTS

5.1 The Seller shall on or as soon as reasonably practicable but not more than two weeks following Completion provide the Buyer with full details of the Debts in respect of the UK Business and the Buyer may collect the Debts on its own behalf.

5.2 The Seller shall give the Buyer such assistance and information as the Buyer may reasonably require to assist the Buyer to collect the Debts assigned to the Buyer pursuant to this Agreement, including, without limitation, and at the request and cost of the Buyer, the sending of a letter concerning the transfer of the Debts to the Buyer jointly written by the Seller and the Buyer to the debtors of the Business.

5.3 The Seller shall pay to the Buyer within seven business days of receipt any payment received in respect of any of the Debts.


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                                                                  CONFORMED COPY

6.    LIABILITIES

6.1 The Seller shall on or as soon as reasonably practicable but not more than two weeks following Completion provide the Buyer with full details of the Liabilities, including agreed payment terms, in respect of the UK Business.

6.2 The Buyer shall discharge the Liabilities in respect of the UK Business in accordance with the terms of such Liabilities.

6.3 In addition to the obligation in Clause 6.2 the Buyer shall fully indemnify the Seller against every claim, action, liability, demand, loss or expense (including all legal and other third party fees) which the Seller may incur as a result of:

      6.3.1 any failure by the Buyer to discharge the Liabilities; and

      6.3.2 claims by third parties arising from defective products which may be brought against the Seller in its capacity as reseller but not for the avoidance of doubt in its capacity as manufacturer or original supplier in respect of sales occurring after the Effective Date which relate to the Business.

7.    EMPLOYEES

7.1 The Seller and the Buyer intend that the contracts of employment of the Employees shall be transferred to the Buyer pursuant to the Employment Regulations except insofar as they relate to pension and death benefit arrangements.

7.2 Subject to Clause 7.3, the Seller shall fully indemnify the Buyer against any sums payable of any nature arising from or in respect of each and every action, proceeding, liability, cost, claim, loss, expense (including reasonable legal fees) or demand payable to or on

                                                                  CONFORMED COPY

      behalf of any of the Employees arising from or relating to employment by the Seller prior to the Effective Date in relation to any of its obligations to the Employees.

7.3 The Seller shall indemnify the Buyer against all liabilities, obligations, proceedings, court or tribunal orders, fines and penalties, damages, expenses, costs (including legal costs) claims and demands arising from or relating to:

      7.3.1 any claim or other legal recourse by any prior or existing employee of the Seller (other than Employees) in respect of whom the Buyer may incur or has incurred liability as a result of the operation of the Employment Regulations; and

      7.3.2 any claim or other legal recourse resulting from the Buyer dismissing any person who the Seller has dismissed prior to the Effective Date (or purported to dismiss) in circumstances where the Seller's dismissal (or purported dismissal) is ineffective by virtue of it being automatically unfair by virtue of the provisions of the Employment Regulations.

7.4 The Buyer shall fully indemnify the Seller against any sums payable of any nature arising from or in respect of liabilities to any of the Employees by reason of any act or omission by the Buyer from (and including) the Effective Date in relation to any of its obligations to the Employees. Except that the above indemnity shall not extend to anything relating to pension and death benefits.

7.5 The parties shall promptly provide to each other in writing such information as will enable them to carry out their respective duties under regulation 10 of the Employment Regulations. If either party fails to carry out its duties under regulation 10, that party shall indemnify the other party against all liabilities, costs, expenses, claims and demands which it may incur to the extent that they arise from any such failure.


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                                                                  CONFORMED COPY

7.6 In the event that for any reason the contract of employment of any of the Employees does not, through the operation of the Employment Regulations, transfer:

      7.6.1 the Buyer undertakes forthwith after the Effective Date to offer a contract of employment to commence with immediate effect to any such Employee on terms no less favourable except in sofar as they relate to pension and death benefit arrangements than those enjoyed by the Employee immediately before the Completion Date;

      7.6.2 the Buyer shall indemnify and keep indemnified the Seller against all claims, liabilities, costs, expenses or demands in respect of any such Employee arising out of the breach by the Buyer of its undertaking given in Clause 7.6.1 above save to the extent that the terms of employment of such Employee as disclosed are those which are actually enjoyed.

7.7 The Seller and the Buyer shall notify each other promptly in writing of any claims of which they are entitled to claim under the indemnities at Clause 7.2, 7.3 and 7.4 respectively above, and if either of the Seller or the Buyer whichever is so entitled to claim, shall so request in writing, they shall entrust to the other the care and conduct of conducting each such claim, and shall at each other's expense give upon request by the other any co-operation, assistance or information as may reasonably be requested which is relevant to such claim.

7.8 All amounts payable to or in relation to the Employees including (without limitation) salaries and other emoluments, tax and national insurance payments, accrued holiday entitlement and contributions to retirement benefit schemes shall be payable and paid by the Seller up to the Effective Date and by the Buyer from (and including) the Effective Date and all necessary apportionments shall be made accordingly without imposing on the Buyer any obligation to make contributions to retirement benefit schemes.


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

                                                                  CONFORMED COPY

7.9 The Buyer shall provide to the Seller promptly in writing, and the Seller shall provide to the Buyer promptly in writing, such information as will enable the respective parties to carry out their duties under Regulation 10 of the Employment Regulations.

7.10 As soon as reasonably practicable after Completion the Seller and the Buyer shall give notice to each of the Employees in the Agreed Form informing them of Completion and of the fact that the rights and obligations of the Seller arising from contracts of employment (except rights and obligations relating to pension and death benefit arrangements) have been automatically transferred to the Buyer and that the date on which the employment of any of the Employees commenced or is deemed to have commenced with the Buyer shall (except insofar as it may be relevant for calculating pension and death benefits) be the effective date of the commencement of that employment with the Seller.

7.11 The Buyer shall indemnify and keep indemnified the Seller against every claim, action, liability, demand, loss or expense (including all legal and actuarial fees) which the Seller may incur as a result of any failure by the Buyer to provide, or to procure the provision of, retirement, death and related benefits in respect of any Employee's service after Completion which are as favourable to the Employee as those provided in respect of his service before Completion. Provided that this indemnity shall not extend to any failure by the Buyer to provide or to procure the provision of such benefits in respect of Graham Ward.

8.    VALUE ADDED TAX

8.1 The parties shall use all reasonable endeavours to procure that the sale of the UK Business is deemed to be a transfer of a business as a going concern for the purposes of Section 49 of the Value Added Tax Act 1994 and
      Article 5 of the Value Added Tax (Special Provisions) Order 1995. The Buyer warrants that it will use the Business and Assets in carrying on the same kind of business whether or not as part of any existing business as that carried on by the Buyer.


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8.2   If the sale of the UK Business is not deemed to be a transfer of a business as a going concern for the purposes referred to in Clause 8.1 or if for any reason value added tax is held to be chargeable in respect of the sale of any of the Assets (including but without limitation the Stock), the Buyer shall forthwith following receipt from the Seller of a valid value added tax invoice in respect thereof pay an additional amount equal to any value added tax (including interest or penalties) properly chargeable in respect of the sale of the UK Business.

9.    LIMITATIONS ON SELLER'S LIABILITY

9.1 The Buyer acknowledges and confirms that it has not been induced to enter into this Agreement or any other documents or arrangements referred to in this Agreement including, without limitation, the Umbrella Agreement, by any statement or statements of fact or opinion other than those statements set out in this Agreement and subject to all matters which may be fairly disclosed in the Disclosure Letter.

9.2 The liability of the Seller under this Agreement, the Umbrella Agreement and the Warranties shall be limited in accordance with the provisions of Clauses 9.3 to 9.14 (inclusive) notwithstanding any other provision of this Agreement or the Umbrella Agreement and where any other provision appears to be in conflict or inconsistent with those Clauses the provisions of those Clauses shall prevail.

9.3 The liability of the Seller under this Agreement, the Umbrella Agreement and the Warranties shall, in the absence of fraud, and other than in respect of Warranties 1.1 and 1.2, cease on 31 March 2000 except as regards any alleged specific breach of the Warranties in respect of which notice in writing (containing full details of the event or circumstances giving rise to the breach) shall have been served on the Seller prior to that date.


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9.4   Where in relation to a claim under this Agreement, the Umbrella Agreement and/or the Warranties for damages a notice has been served in accordance with Clause 9.3 then unless proceedings are commenced in respect of that claim by the issue and service of legal process (which are not satisfied or withdrawn or settled) within six months of the date of the notice the Seller shall cease to be under any liability in respect of that claim.

9.5 The Seller shall not be liable for breach of this Agreement, the Umbrella Agreement and/or the Warranties unless the aggregate liability of the Sellers under this Agreement, the Umbrella Agreement and the Business Sale Agreements exceed US$1,000,000 and in that event the Seller shall be liable for the whole claim and not merely for the amount exceeding the limit in this Clause.

9.6 The liability of the Seller under this Agreement, the Umbrella Agreement, the Business Sale Agreements and the Warranties shall not in any event exceed US$68,100,000 until such time as the French Business Sale Agreement is completed in accordance with the terms of the Umbrella Agreement. Following completion of the French Business Sale Agreement, the aggregate liability of the Sellers shall not in any event exceed (i) US$70,860,000 in the event that only the SFR Contract is assigned or novated to the Buyer or any member of the Buyer's Group; (ii) US$72,240,000 in the event that only the FT Contract is assigned or novated to the Buyer or any member of the Buyer's Group or (iii) US$75,000,000 in the event that both the FT and SFR Contracts are assigned or novated to the Buyer or any member of the Buyer's Group or in any other event.

9.7 If the Seller pays to the Buyer an amount in respect of a claim under this Agreement, the Umbrella Agreement and/or the Warranties and the Buyer subsequently recovers from a third party an amount in respect of that claim then the Buyer shall repay within 20 working days of receipt of that sum to the Seller that portion of the amount paid by the Seller which is equal to the amount recovered from the third party less all costs, charges and expenses reasonably incurred by the Buyer in recovering that sum from the third party.


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9.8   For the purpose of enabling the Seller to remedy a breach of this
      Agreement which is remediable, the Umbrella Agreement and/or Warranty the Buyer shall notify the Seller as soon as reasonably practicable but in any event within 14 days of the breach coming to the notice of the Buyer. Accordingly, the Seller shall have a period of 30 days following such notification to remedy such breach (if capable of remedy) during which period the Buyer shall not issue or serve legal process.

9.9 The Seller shall not be liable in respect of any claim for breach of this Agreement, the Umbrella Agreement and/or the Warranties if the claim:

      9.9.1 occurs or arises as a result of or is otherwise attributable to an act or omission carried out after the date of this Agreement by the Buyer or any of its Subsidiaries otherwise than in the ordinary course of business and which was carried out by such person in the knowledge or reasonably being expected to have the knowledge that it would result in an increase of the liability of the Seller under the Warranties; and

      9.9.2 occurs or arises as a result of any change or changes in legislation made after the date of this Agreement or the withdrawal of any extra-statutory concession made by the Inland Revenue.

9.10 The Buyer shall procure that on service of any notice to the Seller of any claim for breach of this Agreement, the Umbrella Agreement and/or the Warranties the Buyer shall:

      9.10.1 take any action the Seller may reasonably request to avoid or dispute or resist or appeal or compromise or defend a claim in relation to a third party subject to the Buyer being indemnified to its reasonable satisfaction by the Seller against all losses, costs, damages and expenses incurred by that action;


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      9.10.2 allow the Seller and its agents access at all reasonable times and on reasonable notice to and to inspect and take copies of all necessary books and records;

      9.10.3 use all reasonable endeavours to require its personnel to provide statements and proof of evidence and to attend any trial or hearing to give evidence or otherwise and to provide similar assistance to enable the Seller to avoid or dispute or resist or appeal or compromise or defend any claim provided that the Seller shall reimburse all reasonable out of pocket costs and expenses incurred by the Buyer in procuring such assistance and the salary costs of any such personnel where in any month more than 20% of that individual's working hours are utilised in providing assistance to the Seller. The Seller shall also be entitled to assistance on the basis set out in Clause 9.10.3 for litigation which comprises part of the Excluded Liabilities;

      9.10.4 take or procure that any relevant subsidiary shall take all reasonable steps necessary to mitigate any loss in relation to any action or claim;

      9.10.5 the Seller shall also be entitled to assistance on the basis set out in Clause 9.10.3 for litigation which comprises part of the Excluded Liabilities.

9.11 Without prejudice to the duty of the Buyer to mitigate any loss in respect of any breach of the Warranties the liability of the Seller for any breach shall be reduced or extinguished to the extent that the Buyer or any relevant Subsidiary is entitled to claim under any policy of insurance or policies providing equivalent cover entitling it to claim under the policy or policies. The Buyer shall procure that the relevant company shall use all reasonable endeavours to recover all claims from the insurers before proceeding against the Seller.

9.12 The Warranties given by the Seller are given subject to and shall be qualified by the following:


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      9.12.1 any matters fairly disclosed in the Disclosure Letter or in this
             Agreement or the Umbrella Agreement or any schedules to such agreements other than any contract which has not been disclosed in the Data Room;

      9.12.2 any matter expressly provided for under the terms of this Agreement or the Umbrella Agreement;

      9.12.3 any matter or thing done or omitted to be done prior to the date of this Agreement by the Seller at the request of or with the approval of the Buyer or its authorised representatives or professional advisers or any of them; and

      9.12.4 any matters included or expressly referred to in any accounts relating to the UK Business or the notes to them provided to the Buyer.

9.13 Claims for breach of this Agreement, the Umbrella Agreement and/or any Warranty or representation shall be reduced by the amount of any relief against taxation obtained or obtainable by the Buyer or persons deriving title under it in respect of any loss or losses by reason of a matter not being as warranted or represented.

9.14 The Warranties given by the Seller are in respect of the UK Business and the Assets used in the conduct of the UK Business as at the Effective Date.

10.   PENSIONS

      The Seller and the Buyer agree that the provisions of Schedule 2 shall apply.

11.   CLAUSES INCORPORATED INTO THIS AGREEMENT

      Clauses 11 to 24 (inclusive) of the Umbrella Agreement shall be deemed to be incorporated into this Agreement.


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12.   PROPER LAW

      The construction and validity and performance of this Agreement shall be governed by the laws of England and Wales and each party submits to the exclusive jurisdiction of the English courts for the purposes of determining any dispute arising out of this Agreement or the transactions contemplated by it.


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                                   SCHEDULE 1

                                   Warranties

                                    CONTENTS

Paragraph                                                                 Page

1.    ASSETS................................................................20
1.1   Authority and Capacity of the Seller..................................20
1.2   Ownership of Assets...................................................20
1.3   Assets Sufficient for the UK Business.................................20
1.4   Fixed Assets..........................................................21
1.5   Investigations........................................................21
1.6   Material Information..................................................22
2.    TRADING...............................................................22
2.1   Existing Suppliers....................................................22
2.2   Joint Ventures and Partnerships.......................................22
2.3   Agreements Restricting the UK Business................................22
2.4   Unfair Trade and Restrictive Practices................................23
2.5   Litigation............................................................24
2.6   Compliance with Statutes..............................................24
2.7   Powers of Attorney....................................................25
2.8   Licences and Consents.................................................25
2.9   Value Added Tax.......................................................25
3.    CONTRACTS.............................................................26
3.1   Business Contracts....................................................26
3.3   Other Contracts.......................................................27
3.4   Defaults Under Agreements.............................................27


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3.5   Outstanding Offers....................................................28
3.6   Defective Products....................................................28
3.7   Service Liabilities...................................................28
3.8   Guarantees and Indemnities and Agreements for Services................28
3.9   Government Grants.....................................................29
4.    RECORDS...............................................................29
      ......................................................................29
Books and Records...........................................................29
5.    EMPLOYMENT............................................................30
5.1   Employees.............................................................30
5.2   Terms of Employment...................................................30
5.3   Bonus Schemes.........................................................31
5.4   Increase in Remuneration..............................................31
5.5   Termination of Contracts of Employment................................31
5.6   Industrial Disputes...................................................32
5.7   Industrial Agreements.................................................33
5.8   Pensions..............................................................33
6.    INDUSTRIAL PROPERTY RIGHTS AND TRADE SECRETS..........................34
6.1   Disclosure of Industrial Property Rights..............................34
6.2   Validity..............................................................34
6.3   Infringements.........................................................35
6.4   Disclosure of Trade Secrets...........................................35
6.5   Secrecy Agreements....................................................36
7.    POST-ACCOUNTING DATE EVENTS...........................................36
8.    INSURANCE.............................................................37
9.    REASONABLE ENQUIRY....................................................38


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1.    ASSETS

1.1   Authority and Capacity of the Seller

      At the date of this Agreement the Seller has all necessary power and authority to enter into and perform this Agreement and the Umbrella Agreement with the Buyer, and the Seller is entitled to sell the Assets to the Buyer.

1.2   Ownership of Assets

      1.2.1 The Seller has good and marketable title to and at the date of this Agreement owns the Assets.

      1.2.2 None of the Assets is subject to any option or lien or encumbrance or any agreement or commitment to give or create any of these and the Assets are the sole unencumbered absolute property of the Seller and, so far as the Seller is aware, there is no unsatisfied liability to tax attached or attributable to the Assets.

      1.2.3 There has been no exercise or purported exercise or claim for any charge or lien or encumbrance or equity over any of the Assets and there is no dispute relating to any of the Assets.

1.3   Assets Sufficient for the UK Business

      The Assets consist of all material assets used in the UK Business at the date of this Agreement which are required for the full and effective continuation of the UK Business as carried on at the date of this Agreement.


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1.4   Fixed Assets

      1.4.1 The Fixed Assets set out in Schedule 3 to the Umbrella Agreement comprise substantially the whole of the Fixed Assets used in the Business.

      1.4.2 The machinery and equipment included in the Fixed Assets:

            1.4.2.1 are in a good and proper and safe state of repair and condition and are in good working order;

            1.4.2.2 have been regularly and properly maintained;

            1.4.2.3 are in the possession and control of and are the absolute property of the Seller except for those items the subject of hire-purchase or rental agreements are disclosed in the Data Room or the Disclosure Letter; and

            1.4.2.4 except in respect of software and computer equipment, are not expected to require replacements or additions at a cost in excess of (pound)50,000 within the period of six months after the Effective Date.

1.5   Investigations

      To the best of the knowledge and information and belief of the Seller there are not pending or in existence any investigations or enquiries by or on behalf of any governmental or other body in respect of the Seller or the UK Business or any of the Assets.


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1.6   Material Information

      So far as the Seller is aware there are no material facts or circumstances in relation to the UK Business or the Assets which have not been fully and fairly disclosed to the Buyer or the Buyer's Solicitors and which if disclosed might reasonably be expected to affect the decision of the Buyer to enter into this Agreement and/or the Umbrella Agreement.

2.    TRADING

2.1   Existing Suppliers

      So far as the Seller is aware, no supplier of the UK Business will, as a result of the proposed acquisition of the UK Business by the Buyer, cease supplying the UK Business or may substantially reduce its supplies to the UK Business.

2.2   Joint Ventures and Partnerships

      The Seller is not a party to any joint venture, consortium or any partnership, arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the UK Business.

2.3   Agreements Restricting the UK Business

      The Seller is not a party to any agency or distributorship or marketing or purchasing or manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of the UK Business is carried on or which in any way restricts the freedom to carry on the whole or any part of the UK Business or use or exploit any of the Assets in any part of the world in any manner as the Seller thinks fit.


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2.4   Unfair Trade and Restrictive Practices

      2.4.1 So far as the Seller is aware, the Seller has not committed or omitted to do any act or thing in relation to the UK Business which is likely to give rise to any fine or penalty.

      2.4.2 The Seller is not and has not been a party in relation to the UK Business to any agreement or practice or arrangement which in whole or in part:

            2.4.2.1 contravenes or is subject to registration under the
                    Restrictive Trade Practices Acts 1976 and 1977;

            2.4.2.2 contravenes the provisions of Part IX Fair Trading Act 1973;

            2.4.2.3 would or might result in a reference of a "consumer trade practice" within the meaning of Section 13 Fair Trading Act 1973 and be liable to reference to the Consumer Protection Advisory Committee under Part II of that Act;

            2.4.2.4 contravenes the provisions of the Trade Descriptions Acts
                    1968 and 1972; nor

            2.4.2.5 contravenes the provisions of the Consumer Credit Act 1974.

      2.4.3 The Seller has not engaged in any anti-competitive practice as defined in the Competition Act 1980 in relation to the UK Business.


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2.5   Litigation

      2.5.1 The Seller is not engaged in connection with the UK Business any litigation or arbitration proceedings as plaintiff or defendant (other than debt collection in the ordinary course of business) and, so far as the Seller is aware, there are no proceedings, pending or threatened, either by or against the Seller which would have a material adverse affect on the UK Business.

      2.5.2 There is no dispute in connection with the UK Business with any revenue or other government agency in the United Kingdom or elsewhere in relation to the affairs of the Seller and there are no facts known to the Seller which may give rise to any dispute which would have a material adverse affect on the UK Business.

      2.5.3 So far as the Seller is aware having made all reasonable enquiry no order has been made or petition presented or resolution passed for the winding-up of the Seller nor has any distress or execution or other process been levied in respect of the Seller nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Seller and affecting the UK Business.

2.6   Compliance with Statutes

      Neither the Seller nor any of its officers, agents or Employees (during the course of their duties in relation to the UK Business) has committed or omitted to do any act or thing, the commission or omission of which is or could be in contravention of any Act or Order, Regulation, permit, consent or other authorisation, or the like including, for the avoidance of doubt, any environmental statute, law or regulation giving rise to any fine or penalty or default proceedings or other liability in relation to the UK Business and/or the Assets and which would have a material adverse effect on the UK Business.


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2.7   Powers of Attorney

      There are not in force any powers of attorney given by the Seller in relation to the UK Business.

2.8   Licences and Consents

      2.8.1 The Seller has obtained any and all licences and authorisations and consents from any person or authority or body which are necessary for the proper carrying on of the UK Business and the Seller is not at the date of this Agreement in breach of any of their material terms or conditions.

      2.8.2 Details of all the licences and authorisations and consents including standard form software licences in respect of computer equipment have been disclosed to the Buyer in the Data Room.

2.9   Value Added Tax

      The Seller is duly registered for value added tax and all proper returns and payments have been made as required by law for the legislation relating to value added tax in connection with the UK Business.


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3.    CONTRACTS

3.1   Business Contracts

      The Business Contracts disclosed in the Data Room constitute all the material contracts and other engagements, whether written or otherwise, in relation to the UK Business other than the contracts of employment of the Employees.

3.2   Nature of Contracts

      None of the Contracts:

      3.2.1 is of an unusual or abnormal or onerous nature taking into account the industry in which the UK Business operates;

      3.2.2 is for a fixed term of more than twelve months;

      3.2.3 is of a long-term nature (in that it is incapable of performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken);

      3.2.4 will be incapable of termination in accordance with its terms by the Buyer on twelve months' notice or less;

      3.2.5 will not be capable of being fulfilled or performed by the Buyer in time without undue or unusual expenditure of money or personnel;

      3.2.6 involves the supply of goods the aggregate sales value of which will represent in excess of 10% of the anticipated turnover of the UK Business for the period of twelve months after the Effective Date; nor


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      3.2.7 was entered into in any way other than in the ordinary and normal course of the UK Business.

3.3   Other Contracts

      Compliance with the terms of this Agreement does not and will not:

      3.3.1 conflict with or result in the breach of or constitute a default under any of the terms conditions or provisions of the Memorandum or Articles of Association of the Seller; nor

      3.3.2 result in the creation or imposition of any lien or charge or encumbrance of any nature on any of the Assets.

3.4   Defaults Under Agreements

      3.4.1 The Seller is not:

            3.4.1.1 in material default under any of the Contracts or in respect of any other obligations or restrictions binding on it in relation to the UK Business; nor

            3.4.1.2 in material default under any provisions existing by reason of membership of any association or body relating to the UK Business.

      3.4.2 So far as the Seller is aware, there is nothing to cause any of the Contracts or any other agreement or instrument or arrangement to be avoided or terminated or rescinded by any other party or to cause the terms being materially worsened as against the Seller or to cause the UK Business and/or the Assets to be


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            materially prejudiced as a result of anything done or omitted or permitted to be done by the Seller.

3.5   Outstanding Offers

      Except in the ordinary course of the UK Business, no offer or tender or similar invitation is outstanding in relation to the UK Business which is capable of being converted into an obligation of the Seller by an acceptance or other act of some other person or firm or corporation.

3.6   Defective Products

      So far as the Seller is aware, the Seller has not sold products in relation to the UK Business which were or are in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations either expressly or impliedly made by the Seller or with all applicable regulations and standards and requirements.

3.7   Service Liabilities

      Other than in the normal and usual course of the UK Business, the Seller has not accepted any liability or obligation to service or repair or maintain or take back or otherwise do or not do anything in respect of any goods or products that would apply after those goods or products have been delivered by it.

3.8   Guarantees and Indemnities and Agreements for Services

      There is not now outstanding in respect of the UK Business any guarantee or agreement for indemnity or for suretyship given by or to accommodate the UK Business.


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3.9   Government Grants

      The Seller has not applied for or received any grant or subsidy or financial assistance from any government department or agency or any local or other authority in respect of the UK Business.

4.    RECORDS

      Books and Records

      All the books and records of the Seller (including all invoices and other records required for value added tax) which are to be delivered to the Buyer in accordance with this Agreement:

      4.1 have been fully and properly and accurately kept and completed in all material respects;

      4.2   do not contain any material inaccuracies or discrepancies; and

      4.3 give and reflect a true and fair view of the contractual and trading position of the Seller and of its fixed and current assets and liabilities (actual and contingent) and debtors and creditors and all other matters which are and according to usual UK Business practice would be recorded in them.


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5.    EMPLOYMENT

5.1   Employees

      The Employees listed in Schedule 1 Part A of the Umbrella Agreement consist of all the persons employed by the Seller in relation to the UK Business at the date of this Agreement.

5.2   Terms of Employment

      5.2.1 Full and accurate particulars of the terms and conditions of employment of all the Employees including (without limitation) profit sharing or commission or discretionary bonus arrangements are set out in Schedule 1 Part A of the Umbrella Agreement and in the disclosure documents.

      5.2.2 Accurate details have been supplied to the Buyer in writing of the terms on which all consultants and other independent contractors are engaged in the UK Business and no notice has been received from the Inland Revenue intimating that those persons are in fact employees of the Seller.

      5.2.3 The Seller has neither offered any new contract of employment in relation to the UK Business nor, so far as the Seller is aware, become bound by any variation in any existing contract of employment in relation to the Employees.

      5.2.4 None of the Senior Employees or persons who have previously worked in the UK Business is on maternity leave or on a long term leave of absence from work on the grounds of sick leave or disability.


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      5.2.5 Other than as disclosed in the Data Room there is in existence no arrangement whereby the Seller or any member of the Group has agreed to re-engage any Employee following the sale of the UK Business.

5.3   Bonus Schemes

      5.3.1 There are no schemes in operation by or in relation to the Seller under which any Employee is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the UK Business.

      5.3.2 The Seller does not have in existence or participate in and is not proposing to introduce or participate in any share incentive, share option, profit-sharing, bonus or other incentive scheme for all or any one of its employees or directors.

5.4   Increase in Remuneration

      No negotiations for any increase in the remuneration or benefits of any Employee are current or likely within the period of three months after Completion.

5.5   Termination of Contracts of Employment

      5.5.1 All subsisting contracts of service to which the Seller is a party are determinable on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

      5.5.2 No Senior Employee has given or received notice terminating his employment except as expressly contemplated in this Agreement and no Senior Employee will be entitled to give notice as a result of any act or omission of the Seller in relation to this Agreement.


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      5.5.3 None of the Senior Employees are the subject of disciplinary action nor is any Senior Employee engaged in any grievance procedure and there is no matter or fact in existence so far as the Seller is aware which can be reasonably foreseen as likely to give rise to any action or procedure.

      5.5.4 The Seller is not in material breach of any contracts of employment of any Senior Employee nor so far as the Seller is aware is any Senior Employee in material breach of his contract of employment.

      5.5.5 There are no outstanding obligations to pay any compensation or contractual damages to any Employees.

      5.5.6 No complaints have been made by or, so far as the Seller is aware, are pending or are threatened by any Employee, in respect of sex or race or disability discrimination or of unequal treatment.

      5.5.7 All notices required to be issued under the Social Security Act 1975 in respect of the Employees have been issued.

      5.5.8 The Seller has not dismissed any person for a reason connected with the transfer of the UK Business.

5.6   Industrial Disputes

      None of the Employees is involved in any industrial dispute and so far as the Seller is aware there are no circumstances which may result in any industrial dispute involving any Employees and, so far as the Seller is aware, none of the provisions of this Agreement (including the identity of the Buyer) will lead to any industrial dispute.


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5.7   Industrial Agreements

      The Seller has not entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

5.8   Pensions

      5.8.1 Apart from the Motorola Pension Fund the Seller has no arrangements (whether legal, moral or ex gratia) for providing or contributing towards benefits on retirement, leaving service or death for or in respect of any of the Employees. No announcement has been made of an intention to establish any new arrangement for providing or contributing towards any such benefits.

      5.8.2 The Seller has given the Buyer true and accurate copies of:

            5.8.2.1 the latest definitive trust deed and rules to the Motorola
                    Pension Fund and any later amending deeds or announcements of any changes to benefits or contributions in respect of the Employees, and

            5.8.2.2 the latest editions of the members' booklets.

      5.8.3 No discretion has been exercised in respect of any of the Employees to increase benefits under the Motorola Pension Fund or (apart from routine transfers-in) to provide benefits which would not otherwise have been provided.

      5.8.4 The Seller has notified the Buyer of the rates of contributions which members are currently paying to the Motorola Pension Fund and the definition(s) of earnings used to calculate contributions. Apart from any outstanding in the ordinary course of business, all members' contributions which have become due to the Motorola Pension Fund have been paid.


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      5.8.5 The Motorola Pension Fund is an exempt approved scheme within the meaning of Chapter I Part XIV Income and Corporation Taxes Act 1988 and all of the Employees who are members of it (other than those who are members for death in service benefit only) are contracted-out of the State earnings related pension scheme by virtue of their membership.

      5.8.6 There are no disputes about benefits actual or threatened by or in respect of any of the Employees relating to the Motorola Pension Fund or the pension aspects of their contracts of employment.

      5.8.7 The Schedule listing the Employees sex, date of birth, section of the Motorola Pension Fund, Fund entry date and benefit details is true and accurate.

6.    INDUSTRIAL PROPERTY RIGHTS AND TRADE SECRETS

6.1   Disclosure of Industrial Property Rights

      Schedule 4 Part A of the Umbrella Agreement contains inter-alia full and accurate particulars of the Industrial Property Rights which are registered and in respect of which the Seller is the beneficial or registered owner or proprietor or licensee or in respect of which applications for registration have been made and which the Buyer is buying pursuant to this Agreement.

6.2   Validity

      6.2.1 Each of the Industrial Property Rights is valid and enforceable and the Seller is not aware of, nor has it been notified of, any fact or matter which would or may affect the validity or enforceability of any of the Industrial Property Rights.


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      6.2.2 No right has been granted to any person to do anything which would or might otherwise infringe any of the Industrial Property Rights and no act has been done or omission permitted by which they or any of them have ceased to be valid and enforceable.

6.3   Infringements

      The Seller has not in relation to the UK Business infringed any patent or registered design or trade mark or copyright or other intellectual or industrial property right of any other person (or would not do so if the same were valid) or taken any action which may give rise to a liability to pay compensation pursuant to any legislation in respect of intellectual or industrial property.

6.4   Disclosure of Trade Secrets

      Save in relation to the sale process leading up to this transaction and conducted on behalf of the Seller by Morgan Stanley, the Seller has not (save in the ordinary and normal course of the UK Business) disclosed, or permitted to be disclosed or undertaken or arranged to disclose, to any person other than the Buyer any of its know-how or trade secrets or confidential information or price lists or lists of customers or suppliers relating to the UK Business.

6.5   Secrecy Agreements

      The Seller is not a party to any secrecy agreement or agreement which may restrict the use or disclosure of information relating to the UK Business.

7.    POST-ACCOUNTING DATE EVENTS

7.1   Since the Accounting Date the Business:


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      7.1.1 has carried on its business in the ordinary and usual course and without any material interruption or alteration in the nature, scope or manner of its business and nothing has been done which would be likely to materially prejudice the interests of the Buyer as a prospective buyer of the Business and Assets;

      7.1.2 has not experienced any material deterioration in its financial position or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not materially less than the value of its net assets at the Accounting Date and the Business has not had its business or profitability adversely affected by the loss of any important customer or source or supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Seller is aware there are no facts which are likely to give rise to any such effects;

      7.1.3 has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (actual or contingent) or create any charges, liens or encumbrances otherwise than in the ordinary course of business consistent with past practice;

      7.1.4 has not become aware that any event has occurred which would entitle any third party to terminate any material contract or any material benefit enjoyed by it or call in any money before the normal due date therefor the effect of which would be material to the Business; and

      7.1.5 has not altered in a material way its accounting policies and practices.

7.2 The Business has begun to implement a process with the view to becoming Year 2000 compliant.


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8.    INSURANCE

8.1 All the assets of the Business which are of an insurable nature have been at all material times and are at the date of this Agreement insured against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Business has at all times been and is adequately covered against accident, employer's liability, third party products liability, loss of 6 months' profits and other risks normally insured against by such businesses and in respect of its business for such amounts as would in the circumstances be prudent for such similar businesses; and in respect of all such insurances:

      a.    all premiums have been duly paid to date;

      b. all the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party;

      c.    particulars of such insurance are contained in the Data Room;

      d. there are no circumstances which would or might give rise to any material claim and no material insurance claim is outstanding; and

      e.    all policies are held in the name of the Business.

9.    REASONABLE ENQUIRY

      Where any of the statements set out above is qualified by the expression "to the best of the knowledge, information and belief of the Seller" or "so far as the Seller is aware" or any similar expression that statement shall be deemed to include an additional statement that it has been made after reasonable enquiry.


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                                   SCHEDULE 2

                                    Pensions

1. If any Employee who immediately before the Effective Date was a member of the Motorola Pension Fund ("Scheme") exercises his statutory right to require that a cash equivalent be paid by the trustees of the Scheme to a retirement benefits scheme established or a group personal pension scheme nominated by the Buyer the Seller shall (if it would otherwise be greater than the cash equivalent calculated on the statutory basis) use its best endeavours to procure that the payment shall be calculated on a past service reserve basis.

2. If a retirement benefits scheme established by the Buyer or a group personal pension scheme nominated by the Buyer receives a transfer amount or transfer amounts, calculated in accordance with paragraph 1 on a past service reserve basis from the Motorola Pension Fund then the Buyer undertakes to procure that the entire transfer amount or transfer amounts (without deduction in respect of any charges for commission, administration or other expenses relating to the receipt by the trustees of the retirement benefits scheme or the provider of the personal pension scheme) are used in the provision of benefits for the Employees.


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The Seller

SIGNED by ROBERT SROKA                    )   /s/ SIGNATURE ILLEGIBLE
                                          )   -----------------------
for and on behalf of                      )       AS ATTORNEY-IN-FACT
MOTOROLA LIMITED                          )
in the presence of: HOWARD PALMER         )

The Buyer

SIGNED by                                 )   /s/ MICHAEL KEEBLE
                                          )   ------------------------
for and on behalf of MICHAEL KEEBLE       )       AS ATTORNEY-IN-FACT
RSL COM TELCO UK LIMITED                  )
in the presence of: SIGNATURE ILLEGIBLE   )


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